                                                                      EXHIBIT 11

                       INTELLIGROUP, INC. AND SUBSIDIARY

                       COMPUTATION OF PER SHARE EARNINGS

                                                                             NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                        ---------------------------     ---------------------------
                                           1994            1995            1995            1996
                                        -----------     -----------     -----------     -----------
Net loss..............................  $  (437,000)    $(1,059,000)    $(1,054,000)    $  (105,000)
                                        ===========     ===========     ===========     ===========
Weighted average shares
  outstanding.........................   12,203,000      12,203,000      12,203,000       9,331,000
Incremental shares considered
  outstanding (1).....................    1,534,000       1,534,000       1,534,000       1,494,000
                                        -----------     -----------     -----------     -----------
Shares used in per share
  calculation.........................   13,737,000      13,737,000      13,737,000      10,825,000
                                        ===========     ===========     ===========     ===========
Net loss per share....................  $     (0.03)    $     (0.08)    $     (0.08)    $     (0.01)
                                        ===========     ===========     ===========     ===========

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(1) Pursuant to the requirements of the Securities and Exchange Commission, stock options and warrants issued by the Company during the twelve months immediately preceding the initial public offering have been included in computing net loss per share as if they were outstanding for all periods using the treasury stock method.